Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by ANGI Homeservices Inc. (“ANGI Homeservices”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of ANGI Homeservices upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated May 1, 2017 by and among Angie’s List, Inc., IAC/InterActive Corp, ANGI Homeservices (f/k/a Halo TopCo, Inc.) and Casa Merger Sub, Inc., as it may be amended from time to time) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Angela R. Hicks Bowman
Name: Angela R. Hicks Bowman